EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-165140) and S-8 (File Nos. 333-135522, 333-115675, 333-115673, 333-115671, 333-88514, and 333-168276) of Chiquita Brands International, Inc of our report dated June 28, 2012 relating to the financial statements of Danone Chiquita Fruits SAS, which appears in this Form 10-K/A.

PricewaterhouseCoopers Audit SA

June 28, 2012